ETHICAL AND PROFESSIONAL STANDARDS
                           SIPHRON CAPITAL MANAGEMENT

Siphron Capital Management promotes and encourages the highest possible ethical and professional conduct for its employees. Keeping in mind the framework of these ethical guidelines, our ultimate responsibility is ALWAYS to the clients whose assets have been entrusted to us. The following section outlines Siphron Capital Management's Code of Ethics, which is derived in large part from the standards dictated by the Association for Investment Management and Research.

CODE OF ETHICS (taken directly from AIMR's Code of Ethics)

o Conduct yourself with integrity and dignity and act in an ethical manner in your dealings with the public, clients, customers, employers, and employees.

o Conduct yourself and encourage others to conduct themselves in a professional and ethical manner that will reflect credit on yourself and the [investment] profession as a whole.

o    Act competently and strive to improve competence.

o    Use proper care and exercise independent professional judgment.

STANDARDS OF PROFESSIONAL CONDUCT

o "Know and comply with all applicable laws, rules or regulations set forth by governmental agencies, regulatory bodies or AIMR." (AIMR Standard II-A) Always conduct yourself with the highest professional standards and use common sense when dealing with questionable issues, erring on the side of conservatism.

o "Preserve the confidentiality of client information unless it concerns illegal activities on the part of the client." (AIMR Standard VII-A) In other words, treat all client data as confidential. Information pertaining to any individual account may be used only as authorized by each client.

o "Do not act on, use or communicate material inside information until it is publicly disseminated. Make a reasonable effort to achieve public dissemination if such information becomes available to you (except if due to a special or confidential relationship)." (AIMR Standard II-C) You may not use any material information obtained from an inside (e.g. non-public) source for personal gain. This also prohibits passing along favorable inside information to any friends or colleagues.

o "Priority of transactions goes to customers, clients and employers over those in which you have beneficial interest." (AIMR Standard IV) More specifically, as stated on Schedule F of our Form ADV:

     "Associated persons and employees may not maintain securities accounts without full disclosure to [Siphron Capital] of the account and all transactions therein; and associated persons and employees may not purchase or sell for their own account any issues which are also being purchased or sold by or for clients' accounts until after the execution of the transaction(s) for the clients' accounts."

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                       ETHICAL AND PROFESSIONAL STANDARDS
                           SIPHRON CAPITAL MANAGEMENT

o Treat all clients fairly with regard to account trading, bank reconciliation and regular correspondence. This rule pertains primarily to investment actions taken on behalf of client accounts. In general, no one client should ever be given preference over another in terms of trades or publicly disseminated information. (AIMR Standard III-G)

o "Do not misrepresent the investment performance that has been or can be reasonably expected to be achieved." (AIMR Standard III-Fl) All performance numbers presented to current and prospective clients should conform to the AIMR Performance Presentation Standards. Our overriding goal is to ascertain that all "performance information is fair, accurate, and complete." (Standard III-F2)

o "Disclose to clients and your employer any material fact which could reasonably impair your ability to render unbiased and objective advice and comply with all laws and regulations regarding prohibitions on activities if a conflict of interest exists." (AIMR Standard V)

o "Inform customers, clients and employers of compensation arrangements in connection with services you perform which are in addition to the customary and usual compensation for such services." (AIMR Standard VI-A)

o "Disclose to clients any consideration you have paid to others for recommending your services to that client." (AIMR Standard VI-B)

o "Do not undertake independent practice which may result in some compensation in competition with your employer unless you have written consent from BOTH your employer and your other client to do so." (AIMR Standard VI-C)

o "In your non-professional as well as in your professional activities, do not engage in any conduct that would reflect adversely upon your honesty, trustworthiness or fitness as an investment professional." (AIMR Standard
     IX) Again, use common sense and hold yourself to the highest possible ethical standards.

SUMMARY

The ethical guidelines listed above are required of any person working for Siphron Capital Management. It should be noted that in addition to these rules, anyone carrying the designation of Chartered Financial Analyst must also abide by AIMR's Code of Ethics and Standards of Professional Conduct. The following employees of Siphron Capital Management have such a designation:

     DAVID C. SIPHRON        Chief Investment Officer

     PETER D. SIPHRON        Director of Fundamental Research

*NOTE: THE OVERRIDING FACTOR IN ALL CASES IS THAT THE BEST INTERESTS OF THE PLAN
      PARTICIPANTS AND BENEFICIARIES MUST BE HELD PARAMOUNT.

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                           SIPHRON CAPITAL MANAGEMENT
                         TRADING POLICIES AND PROCEDURES

TRADING:

Portfolio managers are responsible for determining, before they trade, that the pending trade is appropriate for the account being traded, according to its investment guidelines and objectives. Client specific considerations are also examined before trading. In the event of a purchase, the portfolio manager is responsible for ascertaining that there is sufficient cash in the account for the trades. Only in the event that an offsetting transaction (sale) is being placed at the same time as a purchase of a security, is a portfolio manager allowed to enter into a trade when there is insufficient cash in the account.

TRADE ALLOCATION:

All brokers have been instructed that, if a trade is not completed on the day that the order is placed, they are to contact the portfolio managers at Siphron Capital to determine whether the order should be completed on the following trading day or cancelled. On certain occasions, the brokers are specifically instructed not to complete the trades in one day when such a transaction might adversely affect the stock price.

If a trade is only partially completed by the time the stock market closes, brokers have been instructed that, when possible, they should do a pro-rata distribution of the shares traded, whereby all accounts traded for get an amount proportional to the size of the intended trade.

BROKERS:

Siphron Capital Management's goal is to get the best, most timely execution on all trades at a reasonable cost to the client. Siphron Capital uses a select group of established brokers for all client account trading. In all cases, our firm defines "best execution" as obtaining a fair price for a trade done in an impartial and efficient manner. The firm's portfolio managers are responsible for determining and overseeing trades, which are implemented by the brokers. Trading commissions are currently $0.05/share, unless otherwise authorized by the client in cases where their preferred broker performs additional services (custodial, accounting, consulting, etc.).

No client is given preferential treatment, regardless of account size. Siphron Capital generally executes trades across client accounts in a random order by assigning multiple brokers on a given day and blocking trades by specific client. The commission rates paid to the broker is contingent upon the broker having a) good execution capability, b) competitive commission rates, and c) research products and services to assist Siphron Capital in making investment decisions for a client's portfolio.

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                           SIPHRON CAPITAL MANAGEMENT
                         TRADING POLICIES AND PROCEDURES

INSIDER TRADING:

"Insider trading" is illegal and is prohibited at Siphron Capital. "Insider trading" generally is defined as making any purchase of sale of any security on the basis of any information, however obtained, which is not "publicly available." Generally, insider trading is not an issue at Siphron Capital Management, because of the firm's policy of prohibiting securities transactions by employees, as described below. In any event, if any employee of Siphron Capital Management should come into possession of any material, nonpublic information concerning any security, the following guidelines set by the AIMR shall apply:

     "If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty." (AIMR Standard V-A).

All employees at Siphron Capital Management are required to sign a quarterly report verifying that they understand and will abide by the AIMR guideline concerning "insider trading."

PERSONAL TRADING:

Employees at Siphron Capital Management an prohibited from buying and/or selling securities for their personal accounts, and from having any interest(s) in any securities account(s) where such transactions take place. Employees are, however, allowed to:

     (1) Invest in the P.O.D. Limited Partnership, which is managed as a standard client portfolio of the firm, and which has investors/partners who are not employees of Siphron Capital Management;

     (2)  Invest in money market funds; and

     (3) Invest in publicly traded mutual funds which are registered under the Investment Company Act of 1940.

Employees who have any interest in securities or accounts prior to their employment at Siphron Capital Management are required as a condition of their employment to report, in writing, their initial holdings and/or their interest in the securities in question, and to supply the firm with monthly or other periodic statements for such accounts. In addition, employees arc required to sign a quarterly report, verifying that they have not traded any securities for their account, or identifying specifically any such transactions. Employees

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                           SIPHRON CAPITAL MANAGEMENT
                         TRADING POLICIES AND PROCEDURES

are required to obtain the prior written consent of an officer of the firm for any personal securities transactions, whether they involve securities owned prior to their employment at Siphron Capital Management, or intended acquisitions subsequent to their employment; failure to make a true and complete disclosure, or to obtain the prior written consent of an officer of the firm to such transactions, shall be grounds for termination.

All employees of Siphron Capital Management, including officers and directors, are required to abide by the foregoing policy concerning insider trading and personal securities transactions. Copies of this policy and of the records concerning individual securities transactions shall be maintained for no less than five years.

COMPLIANCE:

At the commencement of employment with Siphron Capital Management and on an ongoing quarterly basis, all employees must sign a report certifying their understanding of and compliance with Siphron Capital Management's Code of Ethics, Trading Policies and Procedures, and Information Disclosure Guidelines.

Copies of these initial and quarterly reports are to be submitted to the Review Officer along with the related holdings reports. These documents shall be maintained for no less than five years.

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                           SIPHRON CAPITAL MANAGEMENT
              QUARTERLY ETHICS AND SECURITIES TRANSACTIONS REPORTS

                  For the Quarter ending                     .
                                         --------------------

NAME:
      ----------------------

This report shall verify that I have read and understand Siphron Capital Management's Code of Ethics and the Trading Policies and Procedures section of the Operations Manual, and agree to abide by them, specifically including but not limited to the firm's policy concerning "insider trading." In addition, I have read and understand Siphron Capital's Information Disclosure Guidelines, and agree to abide by them.


In signing this report, I hereby verify that I DID NOT have any personal securities transactions during the quarter, except as identified below:

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I certify that the answers contained in this report are true and accurate.



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Signature


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Date